UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Soliciting Material Pursuant to §240.14a-12
H. J. Heinz Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The following letters were sent by H. J. Heinz Company to certain holders of H. J. Heinz Company common stock beginning on August 3, 2010.
August 3, 2010
Dear Shareholder:
     Our records indicate your vote has not yet been received for the annual meeting of H. J. Heinz Company’s shareholders to be held at The Westin Convention Center Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania on Tuesday, August 31, 2010 at 9:00 a.m. local time. Please take a moment right now to ensure that your shares are represented at this year’s meeting.
     Rule changes at the SEC this year have eliminated broker discretionary voting in uncontested director elections. Previously brokers requested voting instructions from each beneficial owner but if no voting instructions had been received by the broker by the 10th day preceding the shareholder meeting, brokers were permitted to exercise discretionary voting authority with respect to those “uninstructed shares” on routine matters which included uncontested director elections. Brokers can no longer vote for the election of directors without your instruction.
*YOUR BROKER CAN ONLY VOTE AS INSTRUCTED BY YOU*
     Enclosed is an additional Voting Instruction Form that will allow you to exercise your rights as a shareholder. As indicated on the form, you may vote by telephone, the internet, or by signing, dating and mailing your Voting Instruction Form in the envelope provided.
     Your Board of Directors recommends you vote:
•	FOR the election of directors named in the proxy statement

•	FOR the ratification of PwC as the Company’s independent registered public accounting firm

•	AGAINST the shareholder proposal
     Please vote by Telephone or Internet today. Remember — every vote counts! If you have any questions or need a copy of the proxy statement, please call MacKenzie Partners, Inc. at (800) 322-2885 Toll-free or (212) 929-5500 Collect.

Sincerely,
/s/ William R. Johnson
William R. Johnson
Chairman, President and Chief Executive Officer

August 3, 2010
Dear Shareholder:
     Our records indicate your vote has not yet been received for the annual meeting of H. J. Heinz Company’s shareholders to be held at The Westin Convention Center Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania on Tuesday, August 31, 2010 at 9:00 a.m. local time. Please take a moment right now to ensure that your shares are represented at this year’s meeting.
     We are enclosing an additional proxy card, in case you need it, that will allow you to exercise your rights as a shareholder. As indicated on the proxy card, you may vote by telephone, the internet, or by signing, dating and mailing your proxy card in the envelope provided.
Your Board of Directors recommends you vote:
•	FOR the election of directors named in the proxy statement

•	FOR the ratification of PwC as the Company’s independent registered public accounting firm

•	AGAINST the shareholder proposal
     Please vote by Telephone or Internet today. Remember — every vote counts! If you have any questions or need a copy of the proxy statement, please call MacKenzie Partners, Inc. at (800) 322-2885 Toll-free or (212) 929-5500 Collect.

Sincerely,
/s/ William R. Johnson
William R. Johnson
Chairman, President and Chief Executive Officer

August 3, 2010
[Name & Address]
Dear [Stockholder Name]:
     We are asking you to join us in opposing a shareholder proposal to be voted on at the Annual Meeting of Shareholders to be held on August 31, 2010. Mr. Kenneth Steiner and Mr. John Chevedden want to allow shareholders to act by written consent by the minimum number of votes permitted by law. We oppose such proposal because action by written consent gives a subset of shareholders the ability to take corporate action without all shareholders participating at a meeting, or in some cases, without notice.
     In addition, Heinz already has numerous shareholder-friendly governance practices in place, including:
1.	Ability of 25% of the Company voting power to call a special meetings of shareholders, which provides shareholder access in addition to the annual shareholder meeting;

2.	Direct shareholder communication with the Presiding Director and/or non-management directors, including through submission of shareholder proposals;

3.	Majority voting in uncontested director elections;

4.	Annual elections of all directors (no staggered board);

5.	No supermajority voting requirements; and

6.	No poison pill.
     Importantly, we do not recommend further governance changes at this time given that Heinz is delivering strong financial results as illustrated by a top-tier TSR of almost 50% over the last 5 years, dividend growth of 47% over the same period, and an ROIC of 18.7% last year.
     We therefore urge you to vote against this proposal. Should you have any questions or wish to discuss the proposal with us, please do not hesitate to contact either John Kraus, Vice President — Corporate Governance, Compliance and Ethics (412-456-6063) or Meg Nollen, Senior Vice President — Investor Relations (412-456-1048) at your convenience. Thank you for your time and attention to this important matter.

/s/ William R. Johnson William R. Johnson Chairman, President & CEO	/s/ Thomas J. Usher Thomas J. Usher Presiding Director & Chairman — Corporate Governance Committee